Ex-99.1
                                  PRESS RELEASE

                    COVANCE COMPLETES SALE OF PHARMACEUTICAL

                     PACKAGING BUSINESS TO FISHER SCIENTIFIC


PRINCETON, NJ February, 14, 2001-- Covance Inc. (NYSE: CVD), one of the world's largest and most comprehensive drug development services companies, today announced that it has completed the divestiture of its pharmaceutical packaging operations to Fisher Scientific International Inc. (NYSE: FSH) for the purchase price of $137.5 million. Covance will use the net proceeds of approximately $110 million from the transaction to repay debt. Lazard Freres & Co. LLC represented Covance in connection with this transaction.


Covance, with headquarters in Princeton, N.J., is one of the world's largest and most comprehensive drug development services companies with 1999 revenues of $829 million, operations currently in 17 countries, and approximately 7,900 employees worldwide. Pro forma income statements excluding financial results for Covance's packaging business for the full year 2000 will be available post closing of the transaction.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding approximations of net proceeds of the divestiture are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Note to Editors: Today's news release, along with other news about Fisher Scientific and Covance, is available on the Internet at www.fishersci.com and www.covance.com